News Release

Nektar Therapeutics Reports Fourth Quarter
 And Year-End 2008 Financial Results

SAN CARLOS, Calif., February 24, 2009 — Nektar Therapeutics (Nasdaq: NKTR) today reported its financial results for the fourth quarter and year ended December 31, 2008.

“2008 was a transformational year for Nektar,” said Howard W. Robin, President and Chief Executive Officer of Nektar.  “Using our unique polymer conjugation chemistry platform, we advanced numerous proprietary drug candidates into clinical and preclinical development.  Further, we significantly strengthened our financial position with the sale of pulmonary delivery assets and the buy-back of $100 million of convertible debt at a substantial discount.  Nektar is exceptionally well-positioned as we enter 2009.”

Fourth Quarter and Year-End 2008 Financial Results

Nektar completed two significant transactions during the fourth quarter of 2008:

- - The company repurchased $100.0 million of its 3.25% convertible subordinated notes for $47.8 million.  As a result, the company recognized a gain of $50.1 million in the fourth quarter, net of transaction costs of $1.0 million and accelerated amortization of our deferred financing costs of $1.1 million.

- - Nektar completed the divestiture of certain of its pulmonary delivery assets to Novartis for $115.0 million on December 31, 2008.  As a result of the completion of this transaction, the company recognized a gain of $69.6 million in the fourth quarter of 2008.

Cash, cash equivalents, and short-term investments at December 31, 2008 were $379.0 million.

Revenue for the three month period ended December 31, 2008 was $28.4 million compared to revenue of $65.8 million in the fourth quarter of 2007.  For the twelve months of 2008, revenue was $90.2 million as compared to $273.0 million in the same period of 2007.  This decrease in revenue is primarily the result of lower product manufacturing revenues due to the termination of the company’s inhaled insulin collaboration with Pfizer in late 2007.

Research and development expense was $154.4 million in 2008 as compared to $153.6 million for 2007. Included in the $154.4 million of overall research and development spending is approximately $82.0 million of new investments in Nektar preclinical and clinical development programs.

Nektar has also continued to make improvements to its operating efficiencies as compared to a year ago. For the twelve months ended December 31, 2008, the company's general and administrative expense was $51.5 million as compared to $57.3 million for the same period a year ago.

Net income for the quarter ended December 31, 2008 was $76.8 million or $0.83 per share, compared to net income of $39.0 million or $0.42 per share in the fourth quarter of 2007.   For the year 2008, the company reported a net loss of $34.3 million or $0.37 per share, compared to a net loss of $32.8 million or $0.36 per share for 2007.

Conference Call to Discuss Fourth Quarter and Year-End 2008 Financial Results

The company also announced that due to scheduling considerations, the conference call to review results will now be held on March 2, 2009 at 2 PM Pacific Time.  Details are below:

Howard Robin, president and chief executive officer, and John Nicholson, chief financial officer, will host a conference call beginning at 5:00 p.m. Eastern Time (ET)/2:00 p.m. Pacific Time (PT) on Monday, March 2, 2009.

A live audio-only Webcast of the conference call can be accessed through a link that is posted on the home page and Investor Relations section of the Nektar website: http://www.nektar.com.

To access the conference call, follow these instructions:
Dial: 800.561.2718 (U.S.); 617.614.3525 (international)
Participant Passcode: 32041145 (Howard Robin is the host)

An audio replay will also be available shortly after the call and will remain so through March 16, 2009.

To access the replay, follow these instructions:
Dial: 888-286-8010 (U.S.); 617-801-6888 (international)
Participant Passcode: 44161634

About Nektar

Nektar Therapeutics is a biopharmaceutical company developing novel therapeutics based on its PEGylation and advanced polymer conjugate technology platforms. Nektar’s technology and drug development expertise have enabled nine approved products for partners, which include leading biopharmaceutical companies. Nektar is also developing a robust pipeline of its own high-value therapeutics that addresses unmet medical needs by leveraging and expanding its technology platforms to improve and enable molecules. For more information on Nektar Therapeutics, please visit http://www.nektar.com.

This press release contains forward-looking statements that reflect the company's current views regarding the potential of the company's pipeline of proprietary drug candidates, the value and potential of the company's technology, and the company’s financial position.  These forward-looking statements involve numerous risks and uncertainties, including but not limited to: (i) the company's proprietary product candidates and those of its collaboration partners are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage of development prior to regulatory approval for numerous reasons including safety and efficacy findings; (ii) the timing or success of the commencement or end of clinical trials and commercial launch of partnered products may be delayed or unsuccessful due to slower than anticipated patient enrollment, drug manufacturing challenges, changing standards of care, clinical trial design, clinical outcomes, or delay or failure in obtaining regulatory approval in one or more important markets; (iii) the company's patent applications for its proprietary or partner product candidates may not issue, patents that have issued may not be enforceable, or intellectual property licenses from third parties may be required in the future; and (iv) the outcome of any future intellectual property or other litigation related to the company's proprietary product candidates or complex commercial agreements.  Other important risks and uncertainties are detailed in the company's reports and other filings with the Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K.  Actual results could differ materially from the forward-looking statements contained in this press release. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

Jennifer Ruddock, 650-631-4954
Nektar Therapeutics

Susan Noonan, 212-966-3650
SAN Group

NEKTAR THERAPEUTICS
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)
(unaudited)

	Three-Months Ended December 31,		Twelve-Months Ended December 31,
	2008	2007	2008	2007
Revenue:
Product sales and royalties	$12,400	$26,702	$41,255	$180,755
Collaboration and other	15,952	39,071	48,930	92,272
Total revenue	28,352	65,773	90,185	273,027

Operating costs and expenses:
Cost of goods sold	10,196	17,387	28,216	137,696
Other cost of revenue	-	6,661	6,821	9,821
Research and development	45,279	39,310	154,417	153,575
General and administrative	13,835	14,233	51,497	57,282
Impairment of long lived assets	1,458	28,396	1,458	28,396
Gain on sale of pulmonary assets	(69,572)	-	(69,572)	-
Gain on termination of collaborative agreements, net	-	(79,178)	-	(79,178)
Litigation settlement	-	1,583	-	1,583
Total operating costs and expenses	1,196	28,392	172,837	309,175

Income (Loss) from operations	27,156	37,381	(82,652)	(36,148)

Non-operating income (expense):
Interest income	1,917	5,757	12,495	22,201
Interest expense	(3,357)	(4,230)	(15,192)	(18,638)
Other income (expense), net	(425)	944	58	1,133
Gain on extinguishment of debt	50,149	-	50,149	-
Total non-operating income	48,284	2,471	47,510	4,696

Income (Loss) before provision for income taxes	75,440	39,852	(35,142)	(31,452)

Provision (benefit) for income taxes	(1,342)	809	(806)	1,309

Net income (loss)	$76,782	$39,043	$(34,336)	$(32,761)

Basic and diluted net earnings (loss) per share	$0.83	$0.42	$(0.37)	$(0.36)

Shares used in computing basic and diluted net earnings (loss) per share (1)	92,473	92,211	92,407	91,876

Notes to Consolidated Statements of Operations
(1)  For the three-months ended December 31, 2008, there were approximately 81 dilutive shares which did not change earnings per share.

NEKTAR THERAPEUTICS
CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	December 31, 2008	December 31, 2007 (1)
ASSETS

Current assets:
Cash and cash equivalents	$155,584	$76,293
Short-term investments	223,410	406,060
Accounts receivable, net of allowance	11,161	21,637
Inventory	9,319	12,187
Other current assets	6,746	7,106
Total current assets	406,220	523,283

Property and equipment, net	73,578	114,420
Goodwill	76,501	78,431
Other assets	4,237	8,969
Total assets	$560,536	$725,103
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$13,832	$3,589
Accrued compensation	11,570	14,680
Accrued clinical trial expenses	17,622	2,895
Accrued expenses to contract manufacturers	-	40,444
Accrued expenses	9,923	9,551
Deferred revenue, current portion	10,010	19,620
Other current liabilities	5,417	7,313
Total current liabilities	68,374	98,092

Convertible subordinated notes	214,955	315,000
Capital lease obligations	20,347	21,632
Deferred revenue	55,567	61,349
Deferred gain	5,901	8,680
Other long-term liabilities	5,238	5,911
Total liabilites	370,382	510,664

Commitments and contingencies

Stockholders' equity:
Preferred stock	-	-
Common stock	9	9
Capital in excess of par value	1,312,796	1,302,541
Accumulated other comprehensive income	1,439	1,643
Accumulated deficit	(1,124,090)	(1,089,754)
Total stockholders' equity	190,154	214,439
Total liabilities and stockholders' equity	$560,536	$725,103

(1) The consolidated balance sheet at December 31, 2007 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements. Certain 2007 amounts have been reclassified between line items to conform with the 2008 presentation.

NEKTAR THERAPEUTICS
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Twelve-Months Ended December 31,
	2008	2007
Cash flows provided by (used in) operating activities:
Net loss	$(34,336)	$(32,761)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Gain on sale of pulmonary assets	(69,572)	-
Gain on extinguishment of debt	(50,149)	-
Depreciation and amortization	22,489	29,028
Stock-based compensation	9,871	14,779
Impairment of long lived assets	1,458	28,396
Other non-cash transactions	1,251	109
Changes in assets and liabilities:
Decrease (increase) in trade accounts receivable	10,476	24,318
Decrease (increase) in inventories	2,868	1,503
Decrease (increase) in other assets	1,166	7,443
Increase (decrease) in accounts payable	6,181	(3,147)
Increase (decrease) in accrued compensation	(3,382)	986
Increase (decrease) in accrued clinical trial expenses	14,727	907
Increase (decrease) in accrued expenses to contract manufacturers	(40,444)	40,444
Increase (decrease) in accrued expenses	(1,332)	(5,200)
Increase (decrease) in deferred revenue	(15,392)	40,863
Increase (decrease) in other liabilities	(1,662)	(1,366)
Net cash provided by (used in) operating activities	(145,782)	146,302

Cash flows from investing activities:
Proceeds from sale of pulmonary assets, net of transaction costs	114,831	-
Investment in Pearl Therapeutics	(4,236)	-
Purchases of property and equipment	(18,855)	(32,796)
Maturities of investments	587,832	591,202
Sales of investments	70,396	2,057
Purchases of investments	(475,316)	(593,118)
Net cash provided by (used in) investing activities	274,652	(32,655)

Cash flows from financing activities:
Issuance of common stock, net of issuance costs	384	3,780
Payments of loan and capital lease obligations	(2,368)	(2,895)
Repayments of convertible subordinated notes	(47,757)	(102,653)
Net cash used in financing activities	(49,741)	(101,768)
Effect of exchange rates on cash and cash equivalents	162	654
Net increase in cash and cash equivalents	$79,291	$12,533

Cash and cash equivalents at beginning of year	76,293	63,760
Cash and cash equivalents at end of year	$155,584	$76,293